Exhibit 99.1

                                                                     News
                                                            Release

                                                      Vectren Corporation
                                                                                                                                       P.O. Box 209
                                                                                                                                       Evansville, IN 47702-0209
June 27, 2007

FOR IMMEDIATE RELEASE
Media contact:                                Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact:                                Steve Schein 812-491-4209 or sschein@vectren.com

Ohio Commission Confirms Conservation Proposal,
Expands Customer-Focused Programs

Evansville, Ind. – Vectren Corporation (NYSE: VVC) today announced the Public Utilities Commission of Ohio (PUCO) approved a settlement embracing the guidance the PUCO previously provided in its September 2006 decision. Today’s action by the PUCO confirms the mechanism (sometimes called a decoupling mechanism) to better align the interests of Vectren and its customers in favor of conservation programs, and the funding for conservation programs focused on customers as developed by a collaborative process. The participants in the collaborative process include residential customer representatives such as the Office of Consumers’ Counsel (OCC), the PUCO’s staff and Vectren’s utility subsidiary, Vectren Energy Delivery of Ohio (VEDO). The funding for the conservation programs will be provided by VEDO as a result of the PUCO’s order.

“We are pleased the PUCO has embraced more conservation efforts to help Ohio customers,” said L. Douglas Petitt, Vectren vice president.  “Today’s decision sends another clear signal to customers and utilities that Ohio is indeed serious about conservation and thereby reducing total bills. This is a good step in the right direction. Working through the collaborative, we hope to develop conservation programs over time to benefit even more of our customers, and we will continue to use educational tools to help all our customers better understand the benefits of conserving natural gas.”

Initial details of the conservation programs follow:

•
Eligibility for program participation will include any VEDO customer whose annual net income is up to 300% of the federal poverty guidelines (for a family of four this means income up to approximately $62,000).  Initial estimates indicate that about 60% of VEDO’s residential customers may be eligible for the conservation programs.

•	The collaborative participants will meet quarterly to oversee the programs and will begin to work on the PUCO’s directive to design programs to reach even more customers.

“Raising the eligibility limit to 300 percent of the federal poverty guidelines will service clients who have not been eligible for weatherization assistance or other traditional services in the past,” Petitt said. “In addition to funding this program, we look forward to working with the collaborative to expand our education outreach to ensure all our Dayton-area customers receive information to assist them to make more informed decisions about the actions they can take to lower their natural gas bills.”

Early in 2006, VEDO, OCC and OPAE filed a settlement with PUCO recommending that the Commission approve the decoupling mechanism proposed by VEDO and the conservation programs and funding proposed jointly by the parties. In September 2006, the PUCO modified the agreement making VEDO responsible for funding the conservation programs and focusing the programs on customers eligible under income-based guidelines. While OCC contested the PUCO’s modifications, VEDO, OPAE and the PUCO’s staff expressed agreement with and support of the commission’s changes. The order issued by the PUCO today addressed issues which OCC raised in its protest of the PUCO’s original order and the subsequent agreement by OPAE, the PUCO’s Staff and VEDO.  The decoupling mechanism is designed to provide VEDO with an improved opportunity to recover the fixed costs it incurs to provide service, which were approved by the PUCO in VEDO’s most recent rate case.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.